Exhibit 99.1

First PacTrust Bancorp Inc. Announces Stock Repurchase Program


    CHULA VISTA, Calif.--(BUSINESS WIRE)--May 17, 2004--First PacTrust Bancorp Inc. (NASDAQ:FPTB), the holding company for Pacific Trust Bank, announced its intention today to repurchase up to 5% of its outstanding shares in the open market, in block trades or in privately negotiated transactions. These shares will be purchased from time to time over a twelve-month period depending upon market conditions. The repurchase program is effective immediately. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.
    Hans R. Ganz, president and chief executive officer of the company, indicated that the board of directors approved the repurchase program in view of the current price level of the company's common stock and the strong capital position of the company's subsidiary, Pacific Trust Bank. Ganz stated: "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the company and our stockholders."
    As of March 31, 2004, the company had consolidated total assets of $650.7 million and stockholders' equity of $80.0 million, with 4,757,900 shares of common stock currently outstanding. The company's stock is traded on the Nasdaq Stock Market under the symbol "FPTB".

    CONTACT: First PacTrust Bancorp Inc., Chula Vista
             Hans Ganz, 619-691-1519, ext. 4000